 Exhibit 3.1(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
DOLPHIN DIGITAL MEDIA, INC.

ARTICLE I.

Name, Principal Place of Business and Registered Agent and Office

The name of the Corporation is DOLPHIN ENTERTAINMENT, INC. The principal place of business and mailing address of this Corporation shall be 2151 Le Jeune Road, Suite 150-Mezzanine, Coral Gables, Florida 33134.

The street address of the registered office of this Corporation is Dolphin Entertainment, Inc., 2151 Le Jeune Road, Suite 150-Mezzanine, Coral Gables, Florida 33134. The name of the registered agent of this Corporation at such address is Mirta A. Negrini.

ARTICLE II.

Purpose and Powers

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.

ARTICLE III.

Capital Stock

A.
AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred Ten Million (410,000,000) shares, of which Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.015 per share (“Common Stock”) and Ten Million (10,000,000) shares shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation. Of the Preferred Stock, 50,000 shares have been designated Series C Convertible Preferred Stock, par value
$0.001 per share.

On the close of business on May 10, 2016 (the “Effective Date”), each twenty (20) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Date, automatically and without any action on the part of the respective holders thereof or the Corporation, was combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock were issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split were rounded up to the next whole number, such that, in lieu of fractional shares, each shareholder who would have otherwise been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split was instead entitled to receive a whole share of Common Stock in respect thereof.

B.
PROVISIONS RELATING TO COMMON STOCK

1. Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Except as provided in this Article III.B, each share of Common Stock shall have the same relative rights and shall be identical in all respects as to all matters.

2. Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation. On all matters upon which shareholders are entitled or permitted to vote, every holder of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Common Stock standing in such holder’s name on the transfer books of the Corporation. Holders of Common Stock shall not possess cumulative voting rights. Except as otherwise provided in these Articles of Incorporation or by applicable law, the holders of shares of Common Stock shall vote subject to any voting rights which may be granted to holders of Preferred Stock.

3. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

4. Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

C.
PROVISIONS RELATING TO PREFERRED STOCK

1. Issuance, Designations, Powers, etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the Florida Business Corporation Act and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

2. Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

D.
PROVISIONS RELATING TO SERIES C CONVERTIBLE PREFERRED STOCK

1. Designation; Amount Limitation of Issuances. There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Preferred Stock,” and the number of shares constituting such series shall be 50,000. The number of shares constituting the Series C Convertible Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

The Corporation may issue shares of Class C Preferred Stock only to an Eligible Class C Preferred Stock Holder, who may transfer such shares only to another Eligible Class C Preferred Stock Holder.

2.
Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Articles of Incorporation” means the Corporation’s Articles of Incorporation, as in effect on the date of this Certificate of Designation.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“By-Laws” means the Corporation’s By-Laws, as amended, as in effect on the date of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Corporation.

“Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the common stock, $0.015 par value per share, of the Corporation or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof. “Conversion Number” has the meaning set forth in Section 6(a) hereof. “Conversion Shares” has the meaning set forth in Section 6(a) hereof.

“Converted Shares” has the meaning set forth in Section 6(c) hereof. “Converting Shares” has the meaning set forth in Section 6(c) hereof.

“Corporation’s Organizational Documents” means the Articles of Incorporation, this Certificate of Designations, any other certificate of designations issued pursuant to the Articles of Incorporation, and the By-Laws.

“Dilutive Issuance” has the meaning set forth in Section 6(i) hereof.

“Eligible Class C Preferred Stock Holder” means any of (i) Dolphin Entertainment, Inc., for so long as William O’Dowd continues to beneficially own at least 90% and serves at the board of directors or other governing entity, (ii) any other entity that William O’Dowd beneficially owns more than 90%, or a trust for the benefit of others, for which William O’Dowd serves as trustee and (iii) William O’Dowd individually.

“Holders” means the record holders of the shares of Series C Convertible Preferred Stock, as shown on the books and records of the Corporation.

“Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, (ii) the consummation of a merger or consolidation in which the shareholders of the

Corporation prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Corporation’s assets.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Optional Conversion Threshold” shall mean that the Corporation has accomplished, as determined by the vote of the majority of the independent directors of the Board in its sole discretion, any of the following (i) EBITDA of more than $3.0 million in any calendar year, (ii) production of two feature films, (iii) production and distribution of at least three web series, (iv) theatrical distribution in the United States of one feature film, or (v) any combination thereof that is subsequently approved by the majority of the independent directors of the Board based on the strategic plan approved by the Board.

“Parity Stock” has the meaning set forth in Section 3 hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series C Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $0.001 per share of Series C Convertible Preferred Stock, as may be adjusted for any stock split, reverse stock split, dividend or similar event relating to the Series C Convertible Preferred Stock.

“Transfer Agent” means the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Series C Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Corporation.

3.
Ranking.

The Series C Convertible Preferred Stock shall, with respect to rights on the liquidation, winding- up and dissolution of the Corporation (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors as to rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class ranks senior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as the “Senior Stock”).

The Series C Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock.

4.
Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Corporation’s Organizational Documents) the Holders simultaneously receive a dividend on each outstanding share of Series C Convertible Preferred Stock in an amount equal to that dividend per share of Series C Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series C Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend and without regard to any limitation on conversion set forth in Section 6(b) hereof.

5.
Liquidation Preference.

(a) Except as otherwise provided in Section 6(h), upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, on account of each share of Series C Convertible Preferred Stock held by such Holder, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the Stated Value.

(b) Except as otherwise provided in Section 6(h), upon any Liquidation Event, after the payment of the Liquidation Preference the remaining assets of the Corporation available for distribution to its shareholders shall be distributed first to satisfy any preference of any other Preferred Stock that was junior to the Series C Convertible Preferred Stock and then among the Holders and the holders of the shares of Capital Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation (or any other applicable certificate of designation) immediately prior to such Liquidation Event without regard to any limitation on conversion set forth in Section 6(b) hereof.

6.
Conversion.

(a) Holder’s Right to Convert. Upon the Board’s determination that an Optional Conversion Threshold has been met, subject to the provisions of Section 6(c) hereof, each Holder shall have the right, upon the delivery of a written notice to the Corporation, to convert any share of Series C Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series C Convertible Preferred Stock held by it at any time after such determination. Any Holder’s conversion of shares of Series C Convertible Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(c) hereof at the time of delivery of its aforesaid written notice to the Corporation. The initial “Conversion Number” per share of Series C Convertible Preferred Stock shall be one (1); provided, however, that the Conversion Number in effect from time to time shall be subject to adjustment as provided hereinafter.

(b) Automatic Conversion. The Class C Preferred Stock shall automatically be converted upon the occurrence of any of the following events:

(i) Each outstanding share of Class C Preferred Stock which is transferred to any holder other than an Eligible Class C Preferred Stock Holder shall automatically convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(ii) If the aggregate number of shares of Common Stock plus Conversion Shares (issuable upon conversion of the Class B Convertible Preferred Stock and the Class C Convertible Preferred Stock) held by the Eligible Class C Preferred Stock Holders in the aggregate constitute 10% or less of the sum of (x) the outstanding shares of Common Stock of the Corporation plus (y) all Conversion Shares held by the Eligible Class C Preferred Stock Holders, then each outstanding Class C Convertible Preferred Stock then outstanding will automatically convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(iii) At such time as a Holder of Class C Preferred Stock ceases to be an Eligible Class C Preferred Stock Holder, each share of Class C Preferred Stock held by such person or entity shall immediately convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

(c) Conversion Procedures. Each conversion of shares of Series C Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series C Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series C Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Corporation’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(c), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(d) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non- assessable.

(e) Adjustments for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(f) or the Holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(e).

(f) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series C Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series C Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Corporation to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series C Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another entity or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Corporation or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares purchasable upon conversion of the Series C Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series C Convertible Preferred Stock.

Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(h), shall have the option of electing treatment of its shares of Series C Convertible Preferred Stock under either this Section 6(h) or Section 5 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Corporation’s notice pursuant to Section 6(i) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Corporation such notice of election, the provisions of this Section 6(h) shall govern the treatment of such Holder’s shares of Series C Convertible Preferred Stock upon the occurrence of such event.

(i) Issuances of Common Stock. If the Corporation, prior to the fifth (5th) anniversary of the issuance of the first share of Series C Convertible Preferred Stock issues shares of Common Stock (but not upon the issuance of Common Stock Equivalents) either (i) upon the conversion or exercise of any instrument currently or hereafter issued (but not upon the conversion of the Series C Convertible Preferred Stock), (ii) upon the exchange of debt for shares of common stock or (iii) in a private placement (a “Dilutive Issuance”), then the Conversion Number shall be adjusted to equal the sum of the amounts created by each individual Dilutive Issuance, wherein for each Dilutive Issuance the amount is determined from the result of:

1)
The Product of the number of shares of Common Stock owned by the Eligible Series C Preferred Holder upon the issuance of the first share of Series C Convertible Preferred Stock divided by the aggregate number of shares of Common Stock outstanding upon the issuance of the first share of Series C Convertible Preferred Stock;

2)
Then this Product Multiplied by the individual Dilutive Issuance;

3)
Then this Product Divided by the amount created when the percentage created in step one is Subtracted from 100 percent;

4)
Then this Product Divided by the number of shares of Series C Convertible Preferred Stock then outstanding.

(j) Notices of Record Date. In the event (i) the Corporation fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or
(ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the Common Stock of the Corporation, any merger or consolidation of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(k) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(l) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series C Convertible Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series C Convertible Preferred Stock. The provisions of Section 6(e), (f), (g), (h) and (i) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock(taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred

Stock, in addition to such other remedies as shall be available to the Holders, the Corporation will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7. Voting Rights. Upon the Board’s determination that an Optional Conversion Threshold has been met, each Holder, except as otherwise required under the FBCA or as set forth herein, shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Corporation and shall be entitled to that number of votes equal to three votes for the number of Conversion Shares into which such Holder’s shares of the Series C Convertible Preferred Stock could then be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the Series C Convertible Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

8.
Reissuance of Shares of Series C Convertible Preferred Stock.

Shares of Series C Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the FBCA) be permanently retired or cancelled and shall not under any circumstances be reissued. The Corporation shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series C Convertible Preferred Stock by the number of shares that have been so reacquired.

9.
Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile to the Corporation or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Corporation or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Corporation or the Holder, as applicable, at the address specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent.

10.
Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.
Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

ARTICLE IV.

Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

ARTICLE V.

Management of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A.
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. A director shall hold office until the annual meeting of the shareholders or until his successors shall be elected and qualified, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office.

B.
SPECIAL MEETINGS CALLED BY BOARD OF DIRECTORS OR SHAREHOLDERS

Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Full Board”), or by the holders of not less than forty percent (40%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held. The Bylaws of the Corporation shall fully set forth the manner in which Special Meetings of Shareholders of the Corporation may be called.

ARTICLE VI.

Number of Directors

The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1).

ARTICLE VII.

Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Florida Business Corporation Act (currently, Section 607.0850(7) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the Florida Business Corporation Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE VIII.

Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation.